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                                                                     EXHIBIT 5.1



                          [ALSTON & BIRD LLP LETTERHEAD]



                                  April 14, 1997



  Board of Directors


  Seacoast Banking Corporation


    of Florida


  815 Colorado Avenue


  Stuart, Florida 34994



  Gentlemen:



     This opinion is given in connection with the filing by Seacoast Banking Corporation of Florida, a corporation organized and existing under the laws of the State of Florida ("Seacoast"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $.10 par value Class A common stock of Seacoast Common Stock ("Seacoast Common Stock") to be issued in connection with the proposed merger of Port St. Lucie National Bank Holding Corp. ("PSHC") with and into Seacoast (the "Merger").



     The Merger is intended to be effected pursuant to an Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), by and between PSHC and Seacoast, pursuant to which each outstanding share of the common stock of PSHC ("PSHC Common Stock") (excluding shares held by PSHC or any of its subsidiaries or by Seacoast or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights) and each outstanding PSHC stock warrant will be converted into and exchanged for solely the right to receive that number of shares of Seacoast Common Stock as determined in accordance with the terms of the Merger Agreement.



     In rendering this opinion, we have examined the corporate records and documents, including the Merger Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that have been disclosed by independent verification. Insofar as the opinions set forth herein involve the laws of the State of Florida, we have relied on the opinion of Crary, Buchanan, Bowdish, Bovie, Lord, Roby & Evans Chartered.



     Baed upon the foregoing and subject to the limitations set forth herein, it is our opinion that the shares of Seacoast Common Stock included in the Registration Statement have been duly authorized by all requisite actions on the part of Seacoast and, upon consummation of the Merger, such shares, when issued to the holders of PSHC Common Stock and PSHC stock warrants in connection with the Merger as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable.



     Members of this firm are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in the State of Georgia, and we express no opinion with regard to any law other than the laws of the State of Georgia.

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     We hereby consent to the use of the opinions as Exhibits 5 and 8 of this
Registration Statement and to the reference made to the firm under the caption "Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement. In giving consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                          Sincerely yours,



                                          ALSTON & BIRD



                                          By:   /s/ RALPH F. MACDONALD III

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                                                   Ralph F. MacDonald III